Exhibit 5

[Pringle & Herigstad letterhead]

Investors Real Estate Trust
12 South Main Street
Minot, North Dakota 58701

Ladies and Gentlemen:

Re: INVESTORS REAL ESTATE TRUST—FORM S-3 DATED OCTOBER 5, 2004

With respect to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, 4,000,000 common shares of beneficial interest, no par value, of the Company (the “Common Shares”), for sale pursuant to the Investors Real Estate Trust Distribution Reinvestment Plan and as described in the Registration Statement, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion: the Company is validly existing under the law of the State of North Dakota; and the 4,000,000 Common Shares covered by the Registration Statement have been duly and validly authorized by the Company, and, when sold as described in the Registration Statement, will have been duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to Pringle & Herigstad, P.C. in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

PRINGLE & HERIGSTAD, P.C.

By: /s/ David Hogue
David Hogue